Exhibit 99.2

Pogo Producing Company
Supplemental  Information (Unaudited) (1) (2)

	Quarter Ended June 30,		Six Months Ended June 30,
Financial Data	2006	2005	2006	2005
(Data in $thousands, except per share amounts)

Revenues:
Oil and gas	$357,070	$274,044	$711,537	$528,106
Gain (loss) on property sales	308,357	—	308,334	250
Other	9,163	520	28,257	1,954
Total	674,590	274,564	1,048,128	530,310

Operating Expenses:
Lease operating	68,259	33,464	125,406	62,185
General and administrative	30,137	18,320	58,787	37,045
Exploration	5,272	3,319	7,958	14,498
Dry hole and impairment	12,367	6,502	38,001	53,857
Depreciation, depletion and amortization	113,393	67,923	223,529	138,381
Production and other taxes	20,121	14,190	33,628	25,366
Transportation and other	16,619	4,409	42,100	(1,158)
Total	266,168	148,127	529,409	330,174

Operating Income	408,422	126,437	518,719	200,136

Interest:
Charges	(36,210)	(13,850)	(64,534)	(24,061)
Income	643	1,369	1,117	2,186
Capitalized	18,647	2,713	34,825	4,910
Total Interest Expense	(16,920)	(9,768)	(28,592)	(16,965)

Loss on Debt Extinguishment	—	—	—	—

Commodity Derivative Expense	(7,106)	—	(3,793)	—

Foreign Currency Transaction Gain (Loss)	1,273	(8)	1,069	2

Income from continuing operations before income taxes	385,669	116,661	487,403	183,173

Income tax expense	23,786	42,683	58,049	69,686

Net Income from continuing operations	361,883	73,978	429,354	113,487

Income (loss) from discontinued operations, net of tax	—	29,461	—	49,188

Net income	$361,883	$103,439	$429,354	$162,675

Basic earnings per share
Income from continuing operations	$6.31	$1.23	$7.48	$1.83
Income (loss) from discontinued operations	—	0.48	—	0.80

Basic earnings per share	$6.31	$1.71	$7.48	$2.63

Diluted earnings per share
Income from continuing operations	$6.25	$1.22	$7.41	$1.82
Income (loss) from discontinued operations	—	0.48	—	0.78

Diluted earnings per share	$6.25	$1.70	$7.41	$2.60

Weighted Average Number of Common Shares and Potential Common Shares Outstanding:
Basic shares	57,385	60,342	57,366	61,925
Diluted shares	57,930	60,909	57,948	62,489

Discretionary Cash Flow:
Net Income	$361,883	$103,439	$429,354	$162,675
(Income) loss from discontinued operations, net of tax	—	(29,461)	—	(49,188)
Depreciation, depletion and amortization	113,393	67,923	223,529	138,381
Deferred Taxes	(101,179)	(2,192)	(100,137)	(9,057)
Dry Hole and Impairment	12,367	6,502	38,001	53,857
Exploration	5,272	3,319	7,958	14,498
Gains on Property Sales	(308,357)	—	(308,334)	(250)
Capitalized Interest	(18,647)	(2,713)	(34,825)	(4,910)
Other Noncash	12,035	2,180	13,482	1,392
Discretionary cash flow from continuing operations
before changes in assets and liabilities	76,767	148,997	269,028	307,398
Discretionary cash flow from discontinued operations	—	42,215	—	100,211
Total	$76,767	$191,212	$269,028	$407,609

(1)             Supplemental Information should be read in conjunction with Pogo's Quarterly Earnings Release

(2)             Results from continuing operations for 2005 exclude activities from Thailand and Hungary.